EXHIBIT 99.1

Sigmatron International, Inc. Reports Third Quarter Financial Results for Fiscal 2019

ELK GROVE VILLAGE, Ill., March 14, 2019 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2019.

Revenues increased to $68.8 million for the third quarter of fiscal 2019 from $65.7 million for the same quarter in the prior year.  Net loss for the quarter was $595,526 compared to a net income of $31,338 for the same period in the prior year.  Basic and diluted loss per share were each $0.14 for the quarter ended January 31, 2019, compared to basic and diluted earnings per share each of $0.01 for the same quarter in fiscal 2018.

For the nine months ended January 31, 2019, revenues increased to $217.3 million compared to $209.9 million for the same period in the prior year.  Net loss for the nine month period ended January 31, 2019 was $1,846,074 compared to net income of $1,150,335 for the same period in the prior year.  Basic and diluted loss per share for the nine months ended January 31, 2019, were each $0.44, compared to basic and diluted earnings per share each of $0.27 for the nine months ended January 31, 2018.

Commenting on SigmaTron’s third quarter, fiscal 2019 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “Our disappointing results continued in the third quarter of fiscal 2019, tied directly to the issues noted in our second quarter fiscal 2019 press release.  The trade dispute between the United States and China has continued with all of the negative issues attached to it.  Customers continue to miss projections with many of them linking their reduced requirements to the trade dispute and associated tariffs.  The tariffs impact cash flow, increase overhead costs and continue to drive customers to look at alternative supply chain solutions which creates inefficiencies.  Finally, the trade war has created significant uncertainty regarding short-term plans with our customers on items such as new program launches.”

“In conjunction with the issues associated with the trade war with China, the new Mexican administration did increase the nationwide compensation structure / minimum wage effective January 1, 2019.  This change created some short-term increased costs and will continue to have a negative effect on our cost structure going forward.

“We have addressed these issues and required price increases where necessary with customers.  Some discussions are completed and others are expected to be complete in the fourth quarter.

“Regarding the component marketplace availability lead times, deliveries and price increases continue but they are fewer and farther between.  In fact for some component classes, lead times have shortened.

“For the first nine months of fiscal 2019, we have posted a pre-tax loss of $922,695.  Of that amount, $379,000 was a non-cash accrual related to currency fluctuations.  While the year has been difficult due to external issues and resultant revenue misses, we have been able to manage much of the volatility.  We posted a small profit in January and remained in compliance with our bank covenants at the end of the third quarter.  Based on our current backlog for the fourth quarter of fiscal 2019, we should see revenue increase compared to the third quarter and we expect that trend to continue.  While I am optimistic regarding the current backlog, the trade war with China will continue to weigh heavily on our operations short-term.  Hopefully it will be resolved soon.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana, Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2019	2018	2019	2018

Net sales	$68,852,050	$65,733,723	$217,267,198	$209,917,090

Cost of products sold	63,322,930	59,836,383	199,254,937	190,159,128

Gross profit	5,529,120	5,897,340	18,012,261	19,757,962

Selling and administrative expenses	5,539,831	5,637,680	17,291,102	17,192,099

Operating (loss) income	(10,711)	259,660	721,159	2,565,863

Other expense	590,422	375,532	1,643,854	949,436

Income (loss) before income tax	(601,133)	(115,872)	(922,695)	1,616,427

Income tax (benefit) expense	(5,607)	(147,210)	923,379	466,092

Net (loss) income	($595,526)	$31,338	($1,846,074)	$1,150,335

Net (loss) income per common share - basic	($0.14)	$0.01	($0.44)	$0.27

Net (loss) income per common share - assuming dilution	($0.14)	$0.01	($0.44)	$0.27

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,230,008	4,356,509	4,227,891	4,325,197

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2019	2018

Assets:

Current assets	$132,640,709	$120,029,726

Machinery and equipment-net	33,723,247	35,288,997

Deferred income taxes	340,745	1,109,681
Intangible assets	2,806,900	3,088,085
Other assets	1,582,655	1,713,481

Total assets	$171,094,256	$161,229,970

Liabilities and stockholders' equity:

Current liabilities	$63,139,403	$59,378,486

Long-term obligations	50,671,930	43,041,533

Stockholders' equity	57,282,923	58,809,951

Total liabilities and stockholders' equity	$171,094,256	$161,229,970